EXHIBIT 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We consent to the incorporation by reference in the Registration Statements of Remington Oil and Gas Corporation (the “Company”) on Form S-4 (File No.  333-61513), and in the Registration Statement of the Company on Form S-3 (File No. 333-106258) and in the Registration Statement of the Company on Forms S-8 (File No. 333-74880, 333-74878, 333-88111 and 333-88115), and the related prospectuses of the reference of Netherland, Sewell & Associates, Inc. in the Annual Report of the Company filed on Form 10-K/A for the year ended December 31, 2004, filed with the Securities and Exchange Commission on or about March 15, 2005.

Netherland, Sewell & Associates, Inc.
By:	/s/ G. Lance Binder
G. Lance Binder
Executive Vice President

Dallas, Texas
March 15, 2005